UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Kaiser, Nicholas T.
   One Gateway Center
   19th Floor
   Pittsburgh, PA  15222
2. Issuer Name and Ticker or Trading Symbol
   The Carbide/Graphite Group, Inc.
   CGGI
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   March, 1997
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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  Common Stock, $.01 par va|3/10/9|X   | |15,000            |A  |$1.00      |                   |      |                           |
lue                        |7     |    | |                  |   |           |                   |      |                           |
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  Common Stock, $.01 par va|3/10/9|S   | |15,000            |D  |$23.50     |                   |      |                           |
lue                        |7     |    | |                  |   |           |                   |      |                           |
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  Common Stock, $.01 par va|3/11/9|X   | |10,000            |A  |$1.00      |                   |      |                           |
lue                        |7     |    | |                  |   |           |                   |      |                           |
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  Common Stock, $.01 par va|3/11/9|S   | |10,000            |D  |$24.50     |                   |      |                           |
lue                        |7     |    | |                  |   |           |                   |      |                           |
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  Common Stock, $.01 par va|3/12/9|X   | |10,000            |A  |$1.00      |                   |      |                           |
lue                        |7     |    | |                  |   |           |                   |      |                           |
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  Common Stock, $.01 par va|3/12/9|S   | |10,000            |D  |$24.50     |250,000            |D     |                           |
lue                        |7     |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Employee Stock Options|$1.00   |3/10/|X   | |15,000     |D  |9/13/|8/5/9|Common Stock|15,000 |       |            |   |            |
                      |        |97   |    | |           |   |95   |7    |            |       |       |            |   |            |
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(Right to Buy)        |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Employee Stock Options|$1.00   |3/11/|X   | |10,000     |D  |9/13/|8/5/9|Common Stock|10,000 |       |            |   |            |
                      |        |97   |    | |           |   |95   |7    |            |       |       |            |   |            |
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(Right to Buy)        |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Employee Stock Options|$1.00   |3/12/|X   | |10,000     |D  |9/13/|8/5/9|Common Stock|10,000 |       |0           |   |            |
                      |        |97   |    | |           |   |95   |7    |            |       |       |            |   |            |
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(Right to Buy)        |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
Note:
The Reporting Person has retired from his position as Chairman, President and Chief Executive Officer of the
Company effective March 31, 1997.
SIGNATURE OF REPORTING PERSON
Filed by EDGAR -- Manual signature maintained by the Company
DATE
    April 10, 1997